Exhibit 10.3

                                 Robert J. Allen
                                150 Regent Drive
                                Branson, Missouri
                                      65616



May 22, 2003

BounceBackTechnologies.com,Inc. Attn: John J. Pilger 707 Bienville Blvd. Ocean Springs, MS 39564

Dear Jack:

Per the April 3rd, 2003 BounceBackTechnologies.com (BBTC) board of directors meeting, please allow this to serve as written notice of my resignation from the Board of Directors of BBTC. As you know, I have taken a new position with a development company in Branson, Missouri, which is consuming an enormous amount of my time. I further understand your decision to conserve cash and forego the D&O insurance policy at this time, however, do to time constraints and personal financial issues it is with regret that I must resign my post as a director of BBTC.

I wish you the very best in steering the company. It has been a pleasure serving with you. Should you need my services in the future and the financial complexion of the company has improved, please consider me, as I believe in you and the future of the company.

Sincerely,


Robert J. Allen

May 22, 2003



BounceBackTechnologies.com,Inc.
Attention:  Mr. Jack Pilger
707 Bienville Boulevard
Ocean Springs, MS  39565

Dear Jack:

As we talked about during our April 3, 2003 BounceBackTechnologies.com Board of Directors meeting, I will not be able to continue as a director of the company because the Company elected, for financial reasons, not to maintain the Directors and Officers insurance. While I fully understand your decision not to renew the D&O insurance policy, I have decided, for personal reasons, to tender my resignation as a director.

It has been a pleasure working with you and the other directors. If you have need of my services in the future, once the Company's D&O insurance is restated, please consider me at that time.

Yours truly,



Dennis Evans

                                  May 22, 2003

BounceBackTechnologies.com, Inc.
Attention:  Mr. Jack Pilger
707 Bienville Boulevard
Ocean Springs, MS  39564

Dear Jack,

         As discussed during the April 3, 2003 BounceBackTechnologies.com Board of Directors meeting, I would not be able to continue as an officer and director of the company if the Company was unable, for financial reasons, to maintain Directors & Officers insurance. While I fully understand the need for you to conserve the Company's cash and thus, your decision today not to renew the D&O insurance policy, for personal reasons, I must tender my resignation as an officer and director.

         It has been a pleasure working with you and the other directors. If you have need of my services in the future, once the Company's D&O insurance is restated, I urge you to consider me at that time.

                                                     Best Regards,



                                                     Noreen Pollman